                                                       EXHIBIT 22


                        PARENTS AND SUBSIDIARIES


    There are no parents of the Corporation. There is no subsidiary for which separate financial statements are filed. The following list includes the Corporation and its subsidiaries, all of which are included, in the consolidated financial statements.

                                      State or             Percentage of
                                     Country of          Voting Securities
Name                                Incorporation       Owned by the Company
Oneida Ltd.                            New York                -

Buffalo China, Inc.                    New York                93

Encore Promotions, Inc.                New York               100

Kenwood Silver Company, Inc.
    d/b/a Oneida Factory Stores        New York               100

Oneida Canada, Limited                 Canada                 100

Oneida Distribution Services, Inc.     New York               100

Oneida International, Inc.             Delaware                88

Oneida Mexicana, S.A. de C.V.          Mexico                 100

THC Systems, Inc.
    d/b/a Rego China                   New York               100